Exhibit 99.1

Company Contacts:
Myles S. Odaniell	Randy C. Martin
President and	Executive Vice President and
Chief Executive Officer	Chief Financial Officer
(314) 721-4242	(314) 721-4242
For Immediate Release Wednesday, September 10, 2008
SPARTECH ANNOUNCES THIRD QUARTER RESULTS

ST. LOUIS, September 10, 2008 — Spartech Corporation (NYSE:SEH) announced today its operating results for its third quarter ended August 2, 2008.
Third Quarter 2008 Highlights

♦	Net sales were $350.3 million compared to $361.1 million in the third quarter of 2007 representing a decrease of 3% largely reflecting continued weak demand in automotive, building and construction, and recreation and leisure markets partially offset by better mix and higher selling prices from effective pass through of significant resin cost increases.

♦	Operating earnings of $10.7 million declined $7.7 million compared to the third quarter of 2007, primarily reflecting the lower sales volume partially offset by conversion cost savings led by our labor reduction initiative.

♦	Diluted earnings per share were $0.15 compared to $0.27 in the third quarter of 2007. Excluding restructuring and exit costs of $0.9 million ($0.5 million after tax), diluted earnings per share for the third quarter of 2008 were $0.16.

♦	Strong cash flows from operations for the quarter of $34.1 million was higher than both the $26.5 million in the third quarter of 2007 and the $10.2 million in the second quarter of 2008 and funded $4.9 million of capital expenditures and the pay down of $26.7 million of debt.

♦	Effective in September 2008, we obtained amendments on our bank credit facility and senior note arrangements that revised their terms and conditions to provide sufficient liquidity and support the execution of our planned improvement initiatives.

♦	In June, we completed a strategic assessment and roadmap for transforming Spartech. This strategic review included the development of comprehensive portfolio plans, organizational restructuring plans, manufacturing cost reduction plans, and other financial turnaround initiatives including more than $25 million of annualized benefits from initiatives already started in 2008.
Spartech’s President and Chief Executive Officer, Myles S. Odaniell stated, “As expected, external conditions remain challenging in Spartech’s markets as we continue to experience weak demand in key automotive, construction and recreation and leisure markets as well as a difficult resin pricing environment. However, we are pleased with our steady progress with structural cost reduction, improved execution of our pass through of resin cost increases and other efforts to improve our execution of major initiatives. While we expect continued soft demand from our customer’s end markets, we are seeing initial signs of stabilization of raw material prices and expect some reductions during the remainder of the year.”

SPARTECH CORPORATION
THIRD QUARTER 2008 EARNINGS

Mr. Odaniell continued, “We are beginning a corporate transformation at Spartech that will allow us to address today’s challenging market conditions and ensure we position our company for long term success. We continue to build a strong leadership team with the requisite talent and skills. Sixty percent of our senior executives are new to their positions as organizational changes have resulted in new leadership in manufacturing, human resources, procurement, and technology and marketing. These organizational changes provide a strong foundation to support our planned improvement and growth initiatives. Our organization is energized by the progress on our turnaround initiatives and I appreciate everyone’s contribution and hard work. We are excited about the level of impact already identified in these turnaround initiatives and look forward to demonstrating our ability to deliver substantial improvements in our performance.”
Overview of Results
Net sales for the third quarter of 2008 were $350.3 million compared to $361.1 million in the third quarter of 2007 representing a decrease of 3%. This change was caused by a decline in underlying sales volume (-17%), partially offset by contributions from the Creative Forming acquisition (+3%) and an increase from price/mix changes (+11%). The underlying sales volume decline related primarily to lower sales to the automotive, residential construction, and recreation and leisure markets. Price/mix changes reflect higher selling prices from effective pass through of significant resin cost increases
The reported operating earnings for the third quarter of 2008 were $10.7 million compared to $18.4 million in the prior year third quarter. This decrease was caused primarily by the decline in sales volume from soft demand. Gross margin per pound sold was a solid 11.5 cents in the third quarter of 2008 compared to 11.4 cents in the third quarter of 2007 and 10.6 cents in the second quarter of 2008. This gross margin per pound reflected improvements in our product sales mix, the timely pass through of significant resin price increases and conversion cost savings from the early stages of our cost reduction initiatives. During the quarter, we kept pace with an estimated $15 million in material cost increases with timely price increases, focused on higher margin business, and aligned our cost structure with current demand levels. The conversion cost savings were driven by the labor reduction initiative implemented in April 2008, which included the consolidation of our Mankato, Minnesota facility, initially targeted to save $16 million and currently trending over $20 million on an annualized basis.
Selling, general and administrative expenses increased $0.6 million in the third quarter of this year in comparison to the third quarter of last year due to the impact of the late 2007 acquisition of Creative Forming, Inc. Interest expense increased to $5.3 million in our third quarter of 2008 compared to $4.1 million in 2007, due to higher average debt levels from the impact of the acquisition of Creative and stock buybacks in late calendar 2007 as well as $0.5 million in costs related to our refinancing efforts. Our effective tax rate was 19.2% for the third quarter of 2008 compared to 38.7% in the prior year third quarter. The decrease in the effective rate is largely attributable to the recognition of previously unrecognized tax benefits totaling $1.6 million upon the expiration of statute of limitations.
Segment Results
Custom Sheet & Rollstock—The sheet segment continued to be impacted by weak volume demand, but made progress on its cost reduction initiatives.

	Third Quarter
(In Millions)	2008	2007
Net Sales	$161.7	$170.9

Operating Earnings	$6.8	$12.3

SPARTECH CORPORATION
THIRD QUARTER 2008 EARNINGS

The net sales decrease of 5% reflected a 14% decrease in volume somewhat offset by a 9% increase from price/mix changes. The volume decline was due to continued weakness in the residential construction, recreational vehicles, pool and spa, domestic automotive and heavy truck sectors of our end markets. The increase from price/mix represents higher resin costs that were passed on to customers as higher selling prices. The decrease in operating earnings in the third quarter of 2008 reflects a 2.1 cent decrease in gross margin per pound due to the lower sales volume.
Packaging Technologies—Net sales increased while operating earnings were down $0.6 million for the third quarter comparison.

	Third Quarter
(In Millions)	2008	2007
Net Sales	$70.3	$60.4

Operating Earnings	$4.5	$5.1

The increase in net sales was largely attributable to the net effect of $10.5 million in sales from the Creative acquisition and a 5% increase from price/mix partially offset by a 4% decrease in underlying packaging volume in the third quarter of 2008. The decrease in operating earnings reflects slightly lower volumes and lower material margin due to contractual lags in cost-based material price increases in this segment partially offset by the contribution from Creative.
Color & Specialty Compounds—Net sales decreased from continued weaknesses in its largest markets served and operating earnings decreased $1.5 million for the third quarter comparison.

	Third Quarter
(In Millions)	2008	2007
Net Sales	$101.0	$112.0

Operating Earnings	$6.4	$7.9

Net sales decreased 10%, 22% from underlying volume decreases partially offset by a 12% increase from price/mix. The decrease in volume related to lower sales of compounds to domestic automotive, electronics, and recreation and leisure markets, and color concentrates to film packaging customers. The increase in price/mix reflects the reduction in sales to less profitable customers and higher resin costs that were passed on to customers as higher selling prices. This segment’s decrease in operating earnings was a result of the volume decline somewhat offset by an improved mix that resulted in a gross margin per pound sold that was 0.8 cents higher than the prior year third quarter.
Engineered Products—Net sales and operating earnings decreased slightly due primarily to lower volumes.

	Third Quarter
(In Millions)	2008	2007
Net Sales	$17.4	$17.8

Operating Earnings	$2.2	$2.3

The slight decrease in net sales and operating earnings are primarily related to lower sales of wheels into the lawn and garden market.

SPARTECH CORPORATION
THIRD QUARTER 2008 EARNINGS

Cash Flow Performance
Cash flows provided from operations were $34.1 million in the third quarter of 2008, higher than both the $26.5 million in the third quarter of 2007 and the $10.2 million in the second quarter of 2008. We utilized cash from operations to fund $4.9 million in capital expenditures and pay down $26.7 million of debt in the third quarter of 2008. As of the end of the third quarter of 2008, we had $318.7 million of total debt representing a debt to equity ratio of 0.74 to 1.
Financing Arrangements
Effective in September 2008, we obtained amendments on our bank credit facility and senior note arrangements that revised their terms and conditions to provide sufficient liquidity and support the execution of our planned improvement initiatives. Significant terms of the amended financing arrangements include a decrease in our bank revolving facility to $145 million, revised financial leverage and liquidity ratios, certain assets of the Company provided as security, revised pricing, and certain restrictions on the use of cash flow. We believe our cash flows from operations and these financing arrangements will adequately support our reinvestment in the businesses and our specific initiatives to improve near term performance of the Company and support future long-term profitable growth.
Strategic Initiatives
During the second quarter, we established a framework for a strategic assessment. In June, we completed that assessment and have created a roadmap for transforming Spartech’s performance for enhanced short-term results and long-term sustainable profit growth. Our strategic review included the development of comprehensive portfolio plans, organizational restructuring plans, manufacturing cost reduction plans, and other financial turnaround initiatives.
We have reduced our labor force by 10% and are trending ahead of our original estimate to save $16 million, with current annual savings expected to be more than $20 million. We will complete the closure and transfer of business from our Mankato, Minnesota facility by the end of September 2008 which will result in annual savings of $3 million. We are announcing today the shut down of our St. Clair, Michigan facility and plan to relocate production to other Spartech Color and Specialty Compound operations. This consolidation, which we expect to have completed in October 2008, will require approximately $0.6 million in restructuring costs and result in approximately $2 million in annual savings when completed.
Collectively these actions demonstrate our continued progress in addressing our overall cost structure and the reduction of our manufacturing footprint with more than $25 million of annualized savings from initiatives already started in 2008. We believe this progress will continue as we layer on additional improvements through the remainder of 2008 and into 2009 to support an enhanced short-term performance and long-term sustainable profit growth.
* * * * * * *
Spartech Corporation is a leading producer of engineered thermoplastic sheet materials, thermoformed packaging, polymeric compounds and concentrates, and engineered product solutions. The Company has facilities located throughout the United States, Canada, Mexico, and Europe with annual sales of approximately $1.4 billion.

SPARTECH CORPORATION
THIRD QUARTER 2008 EARNINGS

Safe Harbor For Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations, include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements.
     Important factors which have impacted and could impact our operations and results include:
(a)	adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for products of the types we produce;

(b)	our ability to compete effectively on product performance, quality, price, availability, product development, and customer service;

(c)	material adverse changes in the markets we serve, including the packaging, transportation, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical;

(d)	our inability to achieve the level of cost savings, productivity improvements, gross margin enhancements, growth or other benefits anticipated from our planned improvement initiatives;

(e)	our inability to achieve the level productivity improvements, synergies, growth or other benefits anticipated from acquired businesses and their integration;

(f)	volatility of prices and availability of supply of energy and of the raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future effects of natural disasters;

(g)	our inability to manage or pass through an adequate level of increases to customers in the costs of materials, freight, utilities, or other conversion costs;

(h)	restrictions imposed on us by instruments governing our indebtedness, the possible inability to comply with requirements of those instruments, and inability to access capital markets;

(i)	possible asset impairment charges;

(j)	our inability to predict accurately the costs to be incurred, time taken to complete and operating disruptions therefrom, or savings to be achieved in connection with announced production plant restructurings;

(k)	adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations;

(l)	adverse developments with work stoppages or labor disruptions, particularly in the automotive industry;

(m)	our inability to achieve operational efficiency goals or cost reduction initiatives;

(n)	our inability to develop and launch new products successfully;

(o)	possible weaknesses in internal controls; and

(p)	our ability to successfully complete the implementation of a new enterprise resource planning computer system and to obtain expected benefits from our system.
We assume no duty to update our forward-looking statements, except as required by law.

SPARTECH CORPORATION
THIRD QUARTER 2008 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited and dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	August 2,	August 4,	August 2,	August 4,
	2008	2007	2008	2007
Net sales	$350,345	$361,123	$1,052,798	$1,085,745

Cost and expenses
Cost of sales	315,679	320,152	958,816	954,922
Selling, general and administrative expenses	21,818	21,232	67,328	61,441
Amortization of intangibles	1,249	1,063	3,890	3,335
Restructuring and exit costs	857	237	1,698	627

	339,603	342,684	1,031,732	1,020,325

Operating earnings	10,742	18,439	21,066	65,420

Interest, net of interest income of $121, $152, $334 and $382, respectively	5,281	4,065	15,505	13,119

Earnings before income taxes	5,461	14,374	5,561	52,301

Income tax expense	1,051	5,568	276	19,720

Net earnings	$4,410	$8,806	$5,285	$32,581

Net earnings per common share
Basic	$.15	$.27	$.17	$1.02

Diluted	$.15	$.27	$.17	$1.01

Dividends declared per common share	$.050	$.135	$.320	$.405

SPARTECH CORPORATION
THIRD QUARTER 2008 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands, except share data)

	August 2, 2008	November 3,
	(Unaudited)	2007
Assets
Current assets
Cash and cash equivalents	$2,520	$3,409
Trade receivables, net of allowances of $2,593 and $1,572, respectively	191,818	212,221
Inventories	125,393	116,076
Prepaid expenses and other current assets	23,037	20,570

Total current assets	342,768	352,276

Property, plant and equipment, net of accumulated depreciation of $306,212, and $280,802, respectively	303,873	324,025
Goodwill	384,003	383,988
Other intangible assets, net of accumulated amortization of $15,835 and $13,956, respectively	41,551	45,151
Other assets	4,282	5,431

Total assets	$1,076,477	$1,110,871

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$1,370	$448
Accounts payable	165,770	167,713
Accrued liabilities	42,692	49,319

Total current liabilities	209,832	217,480

Long-term debt, less current maturities	317,285	333,835
Other long-term liabilities
Deferred taxes	112,479	111,997
Other long-term liabilities	7,408	8,279

Total long-term liabilities	437,172	454,111

Shareholders’ equity
Preferred stock (authorized: 4,000,000, par value $1.00) Issued: None	—	—
Common stock (authorized: 55,000,000, par value $0.75) Issued: 33,131,846; Outstanding: 30,566,360 and 30,564,946, respectively	24,849	24,849
Contributed capital	201,848	200,485
Retained earnings	252,505	257,111
Treasury stock, at cost, 2,565,486 shares and 2,566,900, respectively	(56,389)	(52,531)
Accumulated other comprehensive income	6,660	9,366

Total shareholders’ equity	429,473	439,280

Total liabilities and shareholders’ equity	$1,076,477	$1,110,871

SPARTECH CORPORATION
THIRD QUARTER 2008 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited and dollars in thousands)

	Nine Months Ended
	August 2,	August 4,
	2008	2007
Cash flows from operating activities
Net earnings	$5,285	$32,581
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization expense	35,496	31,787
Stock-based compensation expense	2,469	2,272
Other, net	1,464	6,021
Change in current assets and liabilities	6,062	(2,949)

Net cash provided by operating activities	50,776	69,712

Cash flows from investing activities
Capital expenditures	(13,850)	(28,774)
Business acquisitions	(792)	—
Dispositions of assets	571	81

Net cash used for investing activities	(14,071)	(28,693)

Cash flows from financing activities
Bank credit facility payments, net	(19,352)	(27,211)
Borrowings/(payments) on bonds and leases, net	990	(504)
Cash dividends on common stock	(12,397)	(12,668)
Issuance of common stock	2,812	—
Stock options exercised	16	6,959
Treasury stock acquired	(9,667)	(10,413)
Excess tax benefits from stock-based compensation	—	752

Net cash used for financing activities	(37,598)	(43,085)

Effect of exchange rate changes on cash and cash equivalents	4	83

Decrease in cash and cash equivalents	(889)	(1,983)
Cash and cash equivalents at beginning of year	3,409	5,372

Cash and cash equivalents at end of quarter	$2,520	$3,389